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                    Wang Laboratories, Inc. and Subsidiaries

                EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

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
                                                                        Year Ended                         Year Ended
                                                                      June 30, 1997(A)                    June 30, 1996
                                                                -----------------------------      -------------------------
                                                                Primary         Fully Diluted       Primary    Fully Diluted
                                                                -------         -------------       -------    -------------
                                                                            (In thousands except per share data)

Average shares of Common Stock
 outstanding                                                      36,939         36,939                36,606      36,306
Common equivalent shares for stock options                            --             --                    --          --
Net shares issuable under Modified Treasury Stock Method           6,490          6,490
Incremental shares from 4 1/2% Convertible
 Preferred stock                                                      --          3,913                    --          --
                                                                ------------------------            ---------------------
                                                                  43,429         47,342                36,306      36,306
                                                                ========================            =====================

Net Income                                                      $ 69,907        $69,907             $  (5,482)   $ (5,482)
Accretion and dividends of Preferred Stock                       (14,098)        (9,344)              (22,648)    (22,648)
Interest Savings and Investment Income as a
 result of Modified Treasury Stock Method                          7,885          7,591                    --          --
                                                                ------------------------            ---------------------
Net income applicable to Common
 Stockholders                                                   $ 63,694        $68,154              $(28,130)   $(28,130)
                                                                ========================            =====================

Per Share Amounts:
 From Continuing Operations                                     $  (0.30)       $ (0.18)             $   1.13     $  1.13
 From Discontinued Operations                                       1.77           1.62                 (1.90)      (1.90)
                                                                ------------------------            ---------------------
   Net income (loss) per share                                  $   1.47        $  1.44              $  (0.77)    $ (0.77)
                                                                ========================            =====================


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(A) Calculated using the Modified Treasury Stock method